--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              EXPIRES: OCTOBER 31, 2001
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(f) of the Investment Company Act of 1940           -----------------------------
/ / FORM 3 HOLDINGS REPORTED
/X/ FORM 4 TRANSACTIONS REPORTED
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
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
                                                                                                 X Director         X 10% Owner
McCaw            Craig         O.               Nextel Communications, Inc. (NXTL)             ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. IRS or Social Security  4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
                                               Person (Voluntary)
2300 Carillon Point                                                        12/31/1999          --------------------------
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (check applicable line)
                                                                           (Month/Year)         X Form Filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
Kirkland,           WA          98033                                                          ---
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   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  end of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                                                                             2,497,311        I          By Eagle
                                                                                                                         River
                                                                                                                         Inv., LLC
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Class A Common**                                                                             48,806,579       I          By Digital
                                                                                                                         Radio, LLC
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Class A Common                                                                               50,000           D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                                                                             800,000          I          By Eagle
                                                                                                                         River, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 6/23/99        J(1)      3,000,000     D        N/A         2,508,562        I          By Option
                                                                                                                         Acq. LLC
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 6/23/99        J(1)      3,000,000     A        N/A                          I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 6/24/99        S            15,000     D        47.23(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 6/25/99        S            15,000     D        45.51(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 6/28/99        S            15,000     D        46.53(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 6/29/99        S            15,000     D        47.78(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 6/30/99        S            15,000     D        47.92(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/1/99         S            15,000     D        49.84(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/2/99         S            15,000     D        48.94(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/6/99         S            15,000     D        49.36(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/7/99         S            15,000     D        49.15(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/8/99         S            15,000     D        49.18(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/9/99         S            15,000     D        49.85(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/12/99        S            15,000     D        50.77(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/13/99        S            15,000     D        52.17(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/14/99        S            15,000     D        52.79(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/15/99        S            15,000     D        54.39(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/16/99        S            15,000     D        56.14(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/19/99        S            15,000     D        56.41(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/20/99        S            15,000     D        54.48(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/21/99        S            15,000     D        52.84(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/22/99        S            15,000     D        52.71(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/23/99        S            15,000     D        51.66(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/26/99        S            15,000     D        51.60(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/27/99        S            15,000     D        53.86(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/28/99        S            15,000     D        55.50(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/29/99        S            15,000     D        54.98(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 7/30/99        S            15,000     D        54.51(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/2/99         S            15,000     D        53.67(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/3/99         S            15,000     D        52.39(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/4/99         S            15,000     D        50.10(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/5/99         S            15,000     D        47.11(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/6/99         S            15,000     D        47.81(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/9/99         S            15,000     D        47.74(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/10/99        S            15,000     D        46.51(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/11/99        S            15,000     D        47.27(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/12/99        S            15,000     D        50.92(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/13/99        S            15,000     D        53.15(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/16/99        S            15,000     D        55.48(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/17/99        S            15,000     D        57.35(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/18/99        S            15,000     D        57.83(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/19/99        S            15,000     D        55.98(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/20/99        S            15,000     D        56.60(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/23/99        S            15,000     D        56.58(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/24/99        S            15,000     D        55.71(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/25/99        S            15,000     D        57.75(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/26/99        S            15,000     D        56.43(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/27/99        S            15,000     D        56.48(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/30/99        S            15,000     D        56.01(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 8/31/99        S            15,000     D        57.08(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/1/99         S            15,000     D        56.14(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/2/99         S            15,000     D        56.45(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/3/99         S            15,000     D        57.87(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/7/99         S            15,000     D        62.51(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/8/99         S            15,000     D        63.57(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/9/99         S            15,000     D        66.91(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/10/99        S            15,000     D        69.82(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/13/99        S            15,000     D        70.11(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/14/99        S            15,000     D        69.17(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/15/99        S            15,000     D        70.53(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/16/99        S            15,000     D        71.88(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/17/99        S            15,000     D        74.02(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/20/99        S            15,000     D        74.27(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/21/99        S            15,000     D        70.94(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/22/99        S            15,000     D        70.01(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/23/99        S            15,000     D        71.80(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/24/99        S            15,000     D        64.98(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/27/99        S            15,000     D        67.28(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/28/99        S            15,000     D        64.41(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/29/99        S            15,000     D        64.50(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 9/30/99        S            15,000     D        67.50(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/1/99        S            15,000     D        67.46(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/4/99        S            15,000     D        72.94(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/5/99        S            15,000     D        77.20(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/6/99        S            15,000     D        76.09(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/7/99        S            15,000     D        79.26(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/8/99        S            15,000     D        79.33(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/11/99       S            15,000     D        82.28(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/12/99       S            15,000     D        77.89(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/13/99       S            15,000     D        72.15(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/14/99       S            15,000     D        73.32(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/15/99       S            15,000     D        73.73(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/18/99       S            15,000     D        76.08(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/19/99       S            15,000     D        80.88(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/20/99       S            15,000     D        83.26(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/21/99       S            15,000     D        81.62(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/22/99       S            15,000     D        84.99(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/25/99       S            15,000     D        84.60(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/26/99       S            5,000      D        81.92(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/27/99       S            15,000     D        79.73(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/28/99       S            15,000     D        83.49(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 10/29/99       S            25,000     D        86.57(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/1/99        S            15,000     D        84.13(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/2/99        S            15,000     D        83.85(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/3/99        S            15,000     D        85.51(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/4/99        S            15,000     D        89.75(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/5/99        S            15,000     D        90.83(2)                     I          By Trust
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Class A Common**                 11/8/99        S            15,000     D        90.49(2)                     I          By Trust
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Class A Common**                 11/9/99        S            15,000     D        88.49(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/10/99       S            15,000     D        91.48(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/11/99       S            15,000     D        91.91(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/12/99       S            15,000     D        88.40(2)                     I          By Trust
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Class A Common**                 11/15/99       S            15,000     D        91.89(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/16/99       S            15,000     D        98.02(2)                     I          By Trust
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Class A Common**                 11/17/99       S            15,000     D        98.45(2)                     I          By Trust
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Class A Common**                 11/18/99       S            15,000     D        95.76(2)                     I          By Trust
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Class A Common**                 11/19/99       S            15,000     D        97.15(2)                     I          By Trust
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Class A Common**                 11/22/99       S            15,000     D        98.01(2)                     I          By Trust
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Class A Common**                 11/23/99       S            15,000     D        97.34(2)                     I          By Trust
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Class A Common**                 11/24/99       S            15,000     D        102.36(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/26/99       S            15,000     D        110.75(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/29/99       S            15,000     D        110.41(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 11/30/99       S            15,000     D        102.00(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/1/99        S            15,000     D        103.58(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/2/99        S            15,000     D        104.24(2)                    I          By Trust
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Class A Common**                 12/3/99        S            15,000     D        106.38(2)                    I          By Trust
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Class A Common**                 12/6/99        S            15,000     D        107.58(2)                    I          By Trust
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Class A Common**                 12/7/99        S            15,000     D        107.30(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/8/99        S            15,000     D        104.62(2)                    I          By Trust
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Class A Common**                 12/9/99        S            15,000     D        101.67(2)                    I          By Trust
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Class A Common**                 12/10/99       S            15,000     D        100.52(2)                    I          By Trust
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Class A Common**                 12/13/99       S            15,000     D        100.99(2)                    I          By Trust
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Class A Common**                 12/14/99       S            15,000     D        102.88(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/15/99       S            15,000     D        99.19(2)                     I          By Trust
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Class A Common**                 12/16/99       S            15,000     D        93.90(2)                     I          By Trust
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Class A Common**                 12/17/99       S            15,000     D        88.95(2)                     I          By Trust
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Class A Common**                 12/20/99       S            15,000     D        90.79(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/21/99       S            15,000     D        93.85(2)                     I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/22/99       S            15,000     D        97.61(2)                     I          By Trust
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Class A Common**                 12/23/99       S            15,000     D        104.24(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/27/99       S            15,000     D        106.43(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/28/99       S            15,000     D        104.58(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/29/99       S            15,000     D        102.60(2)                    I          By Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common**                 12/30/99       S            15,000     D        105.13(2)                    I          By Trust
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Class A Common**                 12/31/99       S            15,000     D        103.25(2)   1,005,000        I          By Trust
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** Reporting person disclaims beneficial ownership except to the extent of his pecuniary interests therein.


*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (7/97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                              A CURRENTLY VALID OMB CONTROL NUMBER.

(1)  On June 23, 1999, Option Acquisition, L.L.C. delivered 3,000,000 shares of Nextel Common Stock to the
     Option Acquisition Trust, an irrevocable trust (the "Trust"). Option Acquisition, L.L.C. is the sole beneficiary of the Trust, and Thomas Sedlock serves as its independent trustee with sole voting power over the shares in the Trust. The trustee was irrevocably instructed to sell the Trust shares over the next 200 trading days in increments of 15,000 shares per day.

(2)  The price per share being reported is the average price per share sold for this transaction.



FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)
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

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture of
   (Instr. 3 and 4)                    Deriv-     ative          of             Indirect
                                       ative      Secur-         Deriv-         Bene-
                                       Secur-     ities          ative          ficial
                                       ity        Bene-          Secur-         Owner-
                                       (Instr.    ficially       ity:           ship
                                       5)         Owned          Direct         (Instr. 4)
------------------------------------              at End         (D)
                                                  of Year        or In-
                     Amount or                    (Instr. 4)     direct
       Title         Number of                                   (I)
                     Shares                                      (Instr. 4)
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Explanation of Responses:




                                                                                  /s/ C. James Judson                  4/6/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         Authorized Representative

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB number.                                                                                  Page 2
                                                                                                                    SEC 2270 (7-97)